Exhibit 99.2


                           Audited Financial Statements

                      Great American Life Insurance Company

                   Years Ended December 31, 1992, 1991 and 1990
                       with Report of Independent Auditors

                         REPORT OF INDEPENDENT AUDITORS



   Board of Directors
   Great American Life Insurance Company


   We have audited the accompanying balance sheets of Great American Life Insurance Company as of December 31, 1992 and 1991, and the related statements of operations, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 1992. These financial statements are the responsibility of the Company's management.
   Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Great American Life Insurance Company at December 31, 1992 and 1991, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1992, in conformity with generally accepted accounting principles.




   June 15, 1993                                  ERNST & YOUNG

                      GREAT AMERICAN LIFE INSURANCE COMPANY
                                  BALANCE SHEET
                              (Dollars in Thousands)



                                                          December 31,

                                                        1992        1991
   ASSETS
     Investments:
       Fixed maturities:
         Held to maturity - at amortized cost
            (market - $2,739,500 and $3,633,300)     $2,662,739  $3,520,125
         Available for sale - at market (amortized
            cost - $1,115,100)                        1,149,800       -
       Equity securities - at market (cost -
            $27,886 and $43,771)                         30,086      35,471
       Investment in affiliates                          38,780     153,264
       Mortgage loans on real estate                     15,269      17,755
       Real estate, net of accumulated depreciation
            of $4,701 and $4,382                         18,360      19,858
       Policy loans                                     158,549     145,561
       Other long-term investments                         -         19,157
       Short-term investments                           232,938     455,509
       Total investments                              4,306,521   4,366,700

     Cash                                                15,455      25,428
     Receivables from affiliates                          8,124      26,434
     Receivable for securities sold                       1,611     147,052
     Accrued investment income                           52,972      54,345
     Deferred policy acquisition costs                   43,976      54,146
     Other assets                                        10,205      11,439
                                                     $4,438,864  $4,685,544


   LIABILITIES AND SHAREHOLDER'S EQUITY
     Annuity policyholders' funds accumulated        $3,973,524  $3,726,898
     Payable for securities purchased                       208     556,647
     Accounts payable, accrued expenses and
       other liabilities                                 43,841      43,776
                                                      4,017,573   4,327,321

     Shareholder's Equity:
       Common stock, $12.50 par value, including
          paid-in capital
         - 1,200,000 shares authorized
         - 201,000 shares outstanding                   255,419     244,619
       Retained earnings                                141,572     119,104
       Net unrealized gain (loss) on marketable
          securities, net of deferred income
          taxes (credits)                                24,300      (5,500)
            Total Shareholder's Equity                  421,291     358,223
                                                     $4,438,864  $4,685,544



   See notes to financial statements.

                      GREAT AMERICAN LIFE INSURANCE COMPANY
                              STATEMENT OF EARNINGS
                                  (In Thousands)

                                                  Year ended December 31,

                                                 1992     1991       1990
   Revenues:
     Net investment income                     $329,263  $334,233  $291,789
     Realized gains (losses) on sales of:
       Investments in affiliates                 (2,155)    6,351    37,383
       Fixed maturity and equity securities      27,966   (13,723)  (34,615)
       Other long-term investments                 (502)   18,189     2,879
     Equity in net earnings (losses)
       of affiliates                            (16,173)    1,872    11,545
     Credit (provision) for change in reserve
       on investments                              -       51,000   (23,000)
     Other income                                 4,091     4,697     4,170
       Total revenues                           342,490   402,619   290,151

   Costs and expenses:
     Interest on annuity policyholders' funds 241,600 257,859 240,415 Amortization of deferred policy
       acquisition costs                         20,400    14,480    12,301
     Other operating and general expenses        31,285    27,249    28,507
       Total costs and expenses                 293,285   299,588   281,223

   Earnings before income taxes and
       accounting change                         49,205   103,031     8,928

   Provision for income taxes                    17,180    38,711     5,126
   Earnings before cumulative effect of
      affiliates' accounting change              32,025    64,320     3,802
   Cumulative effect of affiliates' accounting
     change, net of income taxes of $5,380       10,443      -         -

   Net earnings                               $  42,468 $  64,320 $   3,802



   See notes to financial statements.

                      GREAT AMERICAN LIFE INSURANCE COMPANY
                   STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
                                  (In Thousands)

                                                  Year ended December 31,
                                                 1992      1991      1990

   Common stock, including paid-in capital:
     Balance at beginning of period            $244,619  $220,619  $117,619
     Capital contributions                       15,800    24,000   103,000
     Return of capital                           (5,000)     -         -
       Balance at end of period                $255,419  $244,619  $220,619


   Retained earnings:
     Balance at beginning of period            $119,104  $154,894  $161,292
     Net earnings                                42,468    64,320     3,802
     Dividends paid                             (20,000)  (57,890)  (10,200)
     Charge equal to excess of market value
       over carrying values of assets acquired
       from affiliates                             -      (42,220)     -
       Balance at end of period                $141,572  $119,104  $154,894


   Net unrealized gain (loss) on marketable
     securities, net of deferred income
     tax credits:
     Balance at beginning of period           ($  5,500)($ 20,200)($  2,400)
     Change during period                        29,800    14,700   (17,800)
       Balance at end of period                $ 24,300 ($  5,500)($ 20,200)


   Total shareholder's equity                  $421,291  $358,223  $355,313



   See notes to financial statements.

                      GREAT AMERICAN LIFE INSURANCE COMPANY
                             STATEMENT OF CASH FLOWS
                                  (In Thousands)

                                                 Year ended December 31,
                                              1992        1991        1990
   Operating activities:
     Net earnings                          $   42,468  $   64,320  $    3,802
     Cumulative effect of accounting change   (15,823)         -           -
     Adjustments:
       Depreciation and amortization             (403)     (9,853)    (12,838)
       Interest on annuity policyholders'
         funds                                241,600     257,859     240,415
       Fees charged to policyholders' funds
         accumulated                          (16,270)    (16,351)    (14,677)
       Amortization of deferred policy
         acquisition costs                     20,400      14,480      12,301
       Equity in net earnings of affiliates    16,173      (1,872)    (11,545)
       Provision (credit) for change in
         reserve on investments                  -        (51,000)     23,000
       Realized gains on investing
         activities                           (25,309)    (10,817)     (5,647)
       Decrease (increase) in receivables
         from affiliates                        2,910      (6,155)    (19,208)
       Decrease (increase) in accrued
         investment income                      1,373       2,140      (1,243)
       Increase in deferred policy
         acquisition costs                    (10,230)    (15,698)    (21,412)
       Decrease (increase) in other assets        741       1,676        (738)
       Increase (decrease) in other
         liabilities                               65      (4,602)        301
       Dividends from affiliates                4,372       7,747       2,488
       Other                                    1,866         (53)        (75)
                                              263,933     231,821     194,924
   Investing activities:
     Purchases of and additional
       investments in:
       Fixed maturity investments          (2,249,657) (4,074,959) (2,373,170)
       Equity securities                         (207)     (4,887)     (8,834)
       Subsidiaries and affiliates               -        (42,650)       -
       Real estate and other assets              (634)     (1,123)     (1,300)
     Maturities and redemptions of fixed
       maturity investments                   380,120     400,065     334,647
     Sales of:
       Fixed maturity investments           1,238,727   3,681,934   1,555,248
       Equity securities                        3,383       8,062      33,014
       Subsidiaries and affiliates            126,279         158      23,924
       Real estate and other assets             1,151       7,574       2,573
     Increase in policy loans                 (12,988)    (14,372)    (11,360)
     Decrease (increase) in other
       investments, net                        16,042      98,295     (45,461)
                                             (497,784)     58,097    (490,719)
   Financing activities:
     Annuity receipts                         360,702     459,860     530,582
     Annuity benefits and withdrawals        (339,406)   (372,235)   (271,953)
     Cash dividends paid and returns
       of capital                             (20,015)       (534)    (10,150)
     Capital contribution                          26        -         21,280
                                                1,307      87,091     269,759

   Net increase (decrease) in cash and
     short-term investments                  (232,544)    377,009     (26,036)
   Cash and short-term investments at
     beginning of period                      480,937     103,928     129,964
   Cash and short-term investments at
     end of period                           $248,393    $480,937    $103,928

   See notes to financial statements.

                      GREAT AMERICAN LIFE INSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

   A.        ACCOUNTING POLICIES

   BASIS OF PRESENTATION Great American Life Insurance Company ("GALIC") is an indirect subsidiary of American Financial Corporation ("AFC"); in December 1992, American Annuity Group, Inc. ("AAG") purchased 100% of the common stock of GALIC from Great American Insurance Company ("GAI"), a 100% owned subsidiary of AFC. At December 31, 1992, AFC and its subsidiaries owned 82% of AAG's common stock.

   The accompanying financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") which differ in certain respects from the statutory basis of accounting followed in reporting to insurance regulatory authorities.

   INVESTMENTS When available, fair values for investments are based on prices quoted in the most active market for each security. If quoted prices are not available, fair value is estimated based on present values, fair values of comparable securities, or similar methods.

   Effective September 30, 1992, GALIC reclassified its portfolio of fixed maturity securities into two categories. Fixed maturity securities are classified as "held to maturity" and carried at amortized cost when GALIC has both the intent and ability to hold these investments to maturity. It is expected that only in certain limited circumstances, such as issuer credit deterioration or if required by insurance or other regulators, will
   investments classified as "held to maturity" be sold.    The remaining fixed
   maturity securities, representing investments that may be sold prior to maturity (in response to changes in market rates, as part of the company's asset/liability management, to manage the company's tax position, to increase regulatory capital, or to meet general liquidity needs), are classified as "available for sale" and carried at market value with unrealized gains and losses, net of applicable deferred income taxes, credited or charged to shareholder's equity.

   Marketable equity securities (principally common and non-redeemable preferred stocks) are carried at fair value. The difference between cost and carrying value, net of applicable deferred income taxes (credits) is included in "net unrealized gain (loss) on marketable securities" and is charged or credited directly to stockholder's equity without affecting earnings.

   Short-term investments are carried at cost; mortgage loans on real estate are generally carried at amortized cost; policy loans are stated at the aggregate unpaid balance. Carrying amounts of these investments approximate their fair value.

   Provisions for asset impairment are charged to earnings when declines in values of investments are considered to be other than temporary.

   Sales and other dispositions of securities are generally recorded at market value; gains and losses are recognized at the time of disposition with the amount of gain or loss determined on the specific identification basis.

   INVESTMENT IN AFFILIATES Investments in voting securities of companies that are 20% to 50%-owned by AFC and its subsidiaries are carried at cost, adjusted for a proportionate share of their undistributed earnings or losses. Investments in more than 50%-owned companies are accounted for by the equity method when control is deemed temporary.

   DEFERRED POLICY ACQUISITION COSTS Policy acquisition costs (principally the excess of new commissions over renewal commissions and advertising, underwriting, policy issuance and sales expenses that vary with and are primarily related to the production of new business) are deferred and amortized, with interest, in relation to the present value of expected gross profits on the policies. These gross profits consist principally of net investment income and future surrender charges, less interest on policyholders' funds and future policy administration expenses.

   ANNUITY POLICYHOLDERS' FUNDS ACCUMULATED Annuity premium deposits and benefit payments are generally recorded as increases or decreases in "annuity policyholders' funds accumulated" rather than as revenue and expense. Increases in this liability for interest credited are charged to expense; decreases for surrender charges are credited to other income and decreases for fees assessed to recover costs associated with the policy contract are credited to operating expenses.

   The fair value of the liability for annuities in the payout phase is assumed to be the present value of the anticipated cash flows, discounted at current interest rates. Fair value of annuities in the accumulation phase is assumed to be the policyholders' cash surrender amount. The aggregate fair value of all annuity liabilities at December 31, 1992 and 1991, approximates carrying value.

   STATEMENT OF CASH FLOWS For cash flow purposes, "investing activities" are defined as making and collecting loans and acquiring and disposing of debt or equity instruments and property and equipment. "Financing activities" include annuity receipts, surrenders and withdrawals and obtaining resources from owners and providing them with a return on their investments. All other activities are considered "operating". Short-term investments having original maturities of three months or less when purchased are considered to be cash equivalents for purposes of the financial statements.

   ISSUANCES OF STOCK BY AFFILIATES Changes in GALIC's equity in an affiliate caused by issuances of the affiliate's stock are accounted for as realized gains or losses where the sale of such shares by the affiliate is not part of a broader reorganization.

   INCOME TAXES GALIC files consolidated federal income tax returns with AFC. Effective January 1, 1992, GALIC adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". GALIC's affiliates also adopted SFAS No. 109 effective January 1, 1992. Excluding the effects from affiliates adopting this standard, implementing SFAS No. 109 had no impact on GALIC's results of operations or financial position. Under SFAS No. 109, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases and are measured using enacted tax rates. Current and deferred tax assets and liabilities are aggregated with other amounts receivable from affiliates. In connection with an AAG bank agreement, AAG receives GALIC's tax allocation payments for the benefit of AAG's deductions arising from current operations. If GALIC's taxable income (computed on a statutory accounting basis) exceeds a current period net operating loss of AAG, the taxes payable by GALIC associated with the excess will be paid to AFC, subject to certain bank restrictions.

   BENEFIT PLANS GALIC participates in AFC's Employee Stock Ownership Retirement Plan ("ESORP"), which covers all employees who are qualified as to age and length of service. The ESORP is a noncontributory, trusteed plan which invests in securities of AFC and its subsidiaries for the benefit of the employees of GALIC. Contributions are discretionary by the directors of GALIC and are charged against earnings in the year for which they are declared. Qualified employees having vested rights are entitled to benefit payments at age 60.

   POSTRETIREMENT BENEFITS GALIC provides health care and life insurance benefits to eligible retirees. Prior to 1992, the cost of these benefits had generally been recognized as claims were paid. Effective January 1, 1992, GALIC adopted SFAS 106, "Accounting for Postretirement Benefits Other Than Pensions". SFAS 106 requires that the projected "future cost" of providing postretirement benefits be recognized as an expense as employees render service. The effect of the implementation of this standard was not material.

   B.        INVESTMENTS

   Fixed maturity investments in GALIC's "held to maturity" portfolio at December 31, 1992, consisted of the following (in millions):

                                                       1992

                                      Carrying  Market    Gross Unrealized
                                       Value    Value     Gains     Losses

     Bonds:
        Public utilities            $    417.0$   429.4      $12.7    $0.3
        Collateralized mortgage
          obligations                    905.8    925.3       21.4     1.9
        All other corporate            1,331.9  1,376.2       47.0     2.7
     Redeemable preferred stocks           8.0      8.6        0.6      -
                                      $2,662.7 $2,739.5      $81.7    $4.9

   Fixed maturity investments in the Company's "available for sale" portfolio at December 31, 1992, consisted of the following (in millions):

                                                       1992

                                      Carrying  Market    Gross Unrealized
                                       Value    Value     Gains     Losses

     U.S. Government and government
       agencies and authorities      $   215.9$   217.3      $ 2.4    $1.0
     Public utilities                      3.2      3.2        -       -
     Collateralized mortgage
      obligations                        678.3    699.9       24.5     2.9
     All other corporate                 217.7    229.4       16.8     5.1
                                      $1,115.1 $1,149.8      $43.7    $9.0

                      GREAT AMERICAN LIFE INSURANCE COMPANY
   Fixed maturity investments at December 31, 1991, consisted of the following (in millions):

                                                       1992

                                      Carrying  Market     Gross Unrealized
                                       Value     Value     Gains     Losses

     Bonds:
        U.S. Government and
          government agencies
          and authorities             $  212.2 $  215.6     $  3.4    $ -
        States, municipalities and
         political subdivisions            1.3      1.3         -       -
        Foreign governments                2.6      2.6         -       -
        Public utilities                 520.8    541.0       20.4     0.2
        Collateralized mortgage
          obligations                  1,398.9  1,431.7       32.9     0.1
        All other corporate            1,376.4  1,432.8       56.4      -
     Redeemable preferred stocks           7.9      8.3        0.5     0.1
                                      $3,520.1 $3,633.3     $113.6    $0.4

   Carrying values of investments were determined after deducting valuation reserves of $20 million at December 31, 1992 and 1991. When a decline in value of a specific investment is considered to be other than temporary, a provision for impairment is charged to earnings, reducing the carrying value of that investment. Changes in aggregate reserves deducted from investments are as follows (in thousands):

                                               1992      1991        1990
     Reserves at beginning of year            $20,000  $103,000    $ 80,000
     Provision for impairment                    -         -         23,000
     Credit for investments sold                 -      (51,000)       -
     Investments charged off                     -      (32,000)       -
     Reserves at end of year                  $20,000  $ 20,000    $103,000


   The table below sets forth the scheduled maturities of GALIC's fixed maturity investments based on carrying value as of December 31, 1992. Distribution based on market value is generally the same. Collateralized mortgage obligations had an average life approximately 6.0 years at December 31, 1992.

                                              Held to   Available
     Maturity                                Maturity    for sale     Total

     One year or less                               *%          1%        1%
     After one year through five years              9           2        11
     After five years through ten years            27           7        34
     After ten years                               10           2        12
                                                   46          12        58
     Collateralized mortgage obligations           24          18        42
                                                   70%         30%      100%
      [FN]
     * less than 1%

   Gross gains of $36 million and $158 million and gross losses of $9 million and $141 million were realized on sales of fixed maturity investments during 1992 and 1991, respectively.

   The carrying value of investments in any entity in excess of 10% of shareholder's equity at December 31, 1992, other than investments in affiliates and investments issued or guaranteed by the U. S. Government, were as follows (in thousands):

                                                Fixed     Short
     Issuer                        Maturities    Term     Total
     GTE Corporation                  $36,100   $48,300   $84,400
     CMSC CMO Issues                   43,800      -       43,800
     Commonwealth Edison               43,300      -       43,300
     Philadelphia Electric             42,400      -       42,400

   Realized gains (losses) and changes in unrealized appreciation
   (depreciation) on fixed maturity and equity security investments are summarized as follows (in thousands):

                                 Fixed       Equity         Tax
                              Maturities   Securities     Effects      Total
     1992
     Realized                   $ 27,329     $    637  ($   9,508)  $  18,458
     Change in Unrealized         (1,714)      10,500      (2,987)      5,799

     1991
     Realized                   $ 17,338    ($ 31,061)  $   4,666  ($   9,057)
     Change in Unrealized        164,100       22,400     (63,400)    123,100

     1990
     Realized                  ($ 46,590)    $ 11,975    $ 11,769   ($ 22,846)
     Change in Unrealized        (51,700)     (27,100)     26,800     (52,000)

   At December 31, 1992, gross unrealized gains on marketable equity securities were $3.2 million and gross unrealized losses were $1.0 million. Major categories of net investment income are as follows (in thousands):

                                                 1992        1991        1990

       Fixed maturities (*)                  $329,046    $327,503    $288,536
       Other                                    6,770      14,009      14,967
         Total investment income              335,816     341,512     303,503
       Investment expenses                     (6,553)     (7,279)    (11,714)
         Net investment income               $329,263    $334,233    $291,789
     [FN]
     (*) Includes interest on policy loans, mortgage loans, receivables from affiliates and short-term investments.

                      GREAT AMERICAN LIFE INSURANCE COMPANY
   C.  INVESTMENT IN AFFILIATES

   Investment in affiliates represents GALIC's ownership of the equity securities of certain companies accounted for under the equity method. All of the companies named in the following table are subject to the rules and regulations of the Securities and Exchange Commission. GALIC's investment (and common stock ownership percentage) and equity in net earnings and losses of affiliates are stated below (dollars in thousands):

                               Investment                   Equity in
                             (Ownership %) (a)         Net Earnings (Losses)
                         12/31/92        12/31/91      1992    1991    1990

   Chiquita          $32,030 (5%)  $ 32,824  (4%)  ($14,921) $4,016 $ 7,471
   Spelling            6,750  (b)    17,944  (7%)       124     399      37
   Penn Central          -           51,733  (4%)     3,175   1,239   4,107
   American Financial
     Enterprises("AFEI") -           25,254 (12%)      (101)   (683)  1,064
   STI Group, Inc.       -            2,367  (2%)      (448)   (910)     52
   GACC                  -              933   -           -  (1,565) (1,090)
   Other                 -           22,209          (4,002)   (624)    (96)
                     $38,780       $153,264        ($16,173) $1,872 $11,545
     [FN]
     (a) At December 31, 1992, AFC and its other subsidiaries owned an additional 41% interest in the common stock of Chiquita. In connection with AAG's purchase of GALIC in December 1992, GALIC sold to GAI its investments in the common stock of all of its affiliates except Chiquita.

     (b) In December 1992, GALIC transferred its shares of Spelling common to GAI; its remaining investment consisted of Spelling preferred stock.

   In July 1991 and the fourth quarter of 1990, respectively, Chiquita issued 5 million shares and 6.6 million shares of its common stock. GALIC recorded pretax gains of $3.7 million and $4.3 million for 1991 and 1990, respectively, representing the excess of GALIC's equity in Chiquita following the issuances of its common stock over its previously recorded carrying value. During 1991, GACC issued 21.5 million shares of its common stock in connection with debt restructurings. GALIC recorded a $775,000 pretax loss representing the difference between GALIC's equity in GACC following the transactions and its previously recorded carrying value.
   Taxes of $250,000 in 1991 and $292,000 in 1990 were provided on the net gains from subsidiary stock issuances.

   Included in GALIC's retained earnings at December 31, 1992, was approximately $11 million applicable to equity in undistributed net losses of affiliates.

   During 1991, GALIC transferred its entire investment in Chiquita to GAI as part of a dividend payment. Subsequently, GALIC acquired Chiquita shares from various affiliates through cash purchases and a capital contribution, and in repayment of advances under a line of credit. These transactions have been recorded at the historical carrying values of the affiliated entities. The $42.2 million in excess cost over carrying values of Chiquita shares acquired was charged to retained earnings.


   The market value of GALIC's investment in affiliates (excluding $6.8 million and $29.9 million in non-public securities at December 31, 1992 and 1991, respectively, for which market values were not available) was approximately $46.1 million and $186 million at December 31, 1992 and 1991, respectively.

   Chiquita is a leading international marketer, processor and producer of quality fresh and prepared food products. Summarized financial information for Chiquita at December 31, 1992, is as follows (in millions):

                                       Chiquita Brands International, Inc.
                                            1992       1991    1990
     Current Assets                       $1,071     $1,509
     Non-current Assets                    1,810      1,428
     Current Liabilities                     588        548
     Non-current Liabilities               1,618      1,421
     Shareholders' Equity                    675        968

     Net Sales                            $2,723     $2,604  $2,186
     Operating Income (Loss)                (97)        198     166
     Income (Loss) from Continuing
       Operations                          (222)        111      96
     Discontinued operations                (62)         17      (2)
     Net Income (Loss)                     (284)        128      94

   D.    INCOME TAXES

   The following is a reconciliation of income taxes at the "normal" rate of 34% and income taxes as shown in the Statement of Earnings (in thousands):

                                             1992      1991      1990
     Earnings before income taxes and
        accounting change                 $49,205  $103,031    $8,928
     Cumulative effect of affiliates'
        accounting change                  15,823       -         -
     Earnings before income taxes         $65,028  $103,031    $8,928

     Income taxes at normal rate          $22,110   $35,031    $3,036
     Effect of:
        Affiliate earnings                     31     3,653     2,185
        Dividends received deduction         (199)     (109)     (162)
        Other                                 618       136        67
     Total provision                       22,560    38,711     5,126

     Less amount applied to cumulative
        effect of affiliates' accounting
        change                             (5,380)      -         -
     Provision for income taxes as shown
        on the Statement of Earnings      $17,180  $ 38,711    $5,126

   The cash portion of payments for income taxes, net of refunds, was $21.2 million, $2.2 million and $5.0 million for 1992, 1991 and 1990, respectively.

   GALIC's tax agreement with AFC calls for payments to (or benefits from) AFC based on taxable income without regard to temporary differences; the effect of tax rate changes on these temporary differences are borne by AFC. The tax effects of GALIC's significant temporary differences at December 31, 1992, were as follows (in millions):
                                             Taxable  Deductible

     Investments                               $ -       $14.8
     Deferred acquisition costs                 15.0       -
     Annuity policyholders' funds accumulated   11.9       -

   E.  PENDING LEGAL PROCEEDINGS

   Counsel has advised GALIC that there is little likelihood of any substantial liability resulting from any litigation pending against GALIC.

   F.  BENEFIT PLANS

   Contributions to AFC's ESORP of $521,000, $539,000 and $389,000 were expensed by GALIC in 1992, 1991 and 1990, respectively.

   G.  TRANSACTIONS WITH AFFILIATES

   Various business has been transacted between GALIC and its parent and affiliates over the past several years, including rentals, loans, insurance, and sales of assets. Aggregate charges for these services between GALIC and its affiliates have been insignificant in relation to revenues.

   AFC maintains a line of credit agreement to borrow up to $50 million from GALIC. The line bears interest at prime plus 1/4% and is collateralized by marketable securities with a market value of at least 125% of amounts borrowed. The highest balance during 1992, 1991 and 1990 was $50 million, $50 million, and $48 million, respectively. At December 31, 1992 and 1991, there were no amounts outstanding under the line. Currently, AAG's bank loan covenants prohibit GALIC from lending money to AFC under the line of credit.

   GALIC's investment portfolio is managed by a subsidiary of AFC. Net investment income includes investment management charges of $4.2 million in 1992, $4.0 million in 1991 and $7.2 million in 1990. GALIC has purchased and sold securities at fair value in transactions with AFC and GAI; GALIC has also transferred securities to GAI and AFC in the form of dividends and tax payments and has received securities from GAI as capital contributions. Such purchases, sales and transfers and related gains (losses) were as follows (in millions):
                                                                  Gains
                         Acquisitions        Dispositions        (Losses)

     1992                 $  15.8               $172.6            $   0.1
     1991                    95.0                120.5              (44.1)
     1990                   196.3                 83.3                6.5

   Included in receivables from affiliates at December 31, 1992 and 1991, respectively, were receivables from (payables) to AFC for federal income taxes of ($1.9) million and $14.9 million .

   H.  QUARTERLY OPERATING RESULTS  (UNAUDITED)

   The following are quarterly results of operations for the two years ended December 31, 1992 (in millions). Quarterly results necessarily rely heavily on estimates. These estimates and certain other factors, such as the nature of certain portions of the insurance business and affiliates' operations and discretionary sales of assets, cause the quarterly results not to be necessarily indicative of results for longer periods of time.

                                     1st      2nd    3rd     4th     Total
                                    Quarter QuarterQuarter Quarter    Year

     1992
     Revenues                       $91.5   $91.4   $79.2  $80.4   $342.5
     Earnings before accounting
        change                       12.0    12.4     4.7    2.9     32.0
     Cumulative effect of accounting
        change                       10.5     -       -      -       10.5
     Net earnings                    22.5    12.4     4.7    2.9     42.5

   The data above has been restated to reflect the cumulative effect from adopting SFAS No. 109 as of January 1, 1992.

     1991
     Revenues                       $92.0   $68.8   $74.8 $167.0   $402.6
     Net earnings (loss)             15.6    (4.6)   (0.2)  53.5     64.3

   Realized gains (losses) on sales of affiliates, fixed maturity and equity securities and other long-term investments and changes in reserves on investments for the respective quarters amounted to (in millions):

                                  1st     2nd     3rd    4th     Total
                                Quarter Quarter QuarterQuarter    Year
     Realized
     Gains (Losses)
     1992                          $7.5  $ 10.7   $ 1.3  $ 5.8    $25.3
     1991                           3.6   (19.3)   (8.9)  35.4     10.8

     Valuation Reserves
     Credit (Provision)
     1992                          $ -   $   -    $  -   $  -     $  -
     1991                           3.0      -       -    48.0     51.0


   I.  DIVIDEND RESTRICTIONS

   The amount of dividends which can be paid by GALIC without prior approval of regulatory authorities is subject to restrictions relating to capital and surplus and net gains from operations. GALIC may pay approximately $33 million in dividends in 1993, based on net gains from operations, without prior approval.

   In addition, in connection with obtaining approval of AAG's acquisition of GALIC from the California Department of Insurance, AAG agreed that, during the period that any amount remains outstanding under an AAG Bank Credit Agreement and while GALIC remains commercially domiciled in California, it will cause GALIC (i) to give the California Department of Insurance ten days prior written notice of all dividends to be paid by GALIC, and (ii) to refrain from paying any dividends which would result in the ratio of GALIC's statutory capital and surplus plus asset valuation reserve ("AVR") to statutory liabilities (excluding AVR) being less than 5.5% immediately after the payment thereof, unless the Commissioner of the California Department of Insurance has received 30 days prior written notice of the dividend declaration and has not within such period disapproved such payment or the Commissioner of the California Department of Insurance has approved such payment within such 30-day period. At March 31, 1993, the ratio of GALIC's statutory capital and surplus (plus AVR) to statutory liabilities (excluding
   AVR) was 6.8%.

   J.  STATUTORY INFORMATION

   GALIC is required to file financial statements with state insurance regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). Net earnings (loss) for the year and policyholders' surplus at year end on a statutory basis for GALIC were as follows (in millions):

                                   1992    1991    1990

     Net earnings (loss)         $ 59.2  $ 93.2 ($  1.0)
     Policyholders' surplus       216.2   218.9   191.7